UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 11, 2010

Teledyne Technologies Incorporated
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15295 (Commission File Number)	25-1843385 (I.R.S. Employer Identification No.)

1049 Camino Dos Rios Thousand Oaks, California (Address of principal executive offices)	91360-2362 (Zip Code)
Registrant’s telephone number, including area code: (805) 373-4545
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     On December 11, 2010, Teledyne Technologies Incorporated (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Technify Motor (USA) Ltd., a Delaware corporation (the “Purchaser”), and AVIC International Holding Corporation, a limited liability company organized and existing under the laws of The People’s Republic of China (“AVIC International”), regarding the sale of the Company’s wholly-owned subsidiaries, Teledyne Continental Motors, Inc., a Delaware corporation (“Continental”) and Teledyne Mattituck Services, Inc., a Delaware corporation (“Mattituck”), to the Purchaser for $186 million. The Purchase Price is subject to an upward or downward adjustment based on the aggregate working capital of Continental and Mattituck as of the closing date.
     Continental is the Company’s subsidiary which designs, develops and manufactures piston engines and ignition systems for general aviation aircraft and provides spare parts and engine rebuilding services for the general aviation aircraft marketplace. Mattituck serves as an aftermarket supplier and piston engine overhauler to the general aviation aircraft marketplace.
     Under the Purchase Agreement, the Company will sell and deliver to Purchaser, and Purchaser will purchase and acquire, all of the issued and outstanding capital stock of both Continental and Mattituck. In connection with the stock purchase, the Company will also sell to Continental all of its rights to use the names “Continental Motors” and “Continental”, as well as certain trademarks and patents related to the Continental business. The sale of stock and other assets excludes (i) any assets, rights or properties associated with the Company’s turbine engine business, (ii) cash or cash equivalents held by Continental or Mattituck, (iii) the Company’s insurance policies relating to the Continental or Mattituck businesses, (iv) any rights to the “Teledyne” and “Teledyne Technologies” marks and (v) certain other related assets.
     Each of Continental and Mattituck will remain responsible for all liabilities relating to their respective businesses. In addition, the Purchaser, Continental and Mattituck will, jointly and severally, assume and become responsible for certain liabilities of the Company relating to the Continental and Mattituck businesses, including all aviation and product liability related litigation and claims, and certain liabilities and obligations with respect to current and former Continental employees. AVIC International will guarantee payment of the purchase price and certain assumed liabilities and environmental obligations under the Purchase Agreement for a period of five years after the closing date.
     The Company has made customary representations and warranties and covenants in the Purchase Agreement regarding the Continental and Mattituck businesses, including, among others, customary covenants restricting the conduct of the businesses of Continental and Mattituck pending the closing, consistent with current operations and subject to certain exceptions and materiality standards and thresholds.
     The Company has agreed to indemnify, defend and hold harmless Purchaser and its affiliates from and against losses and liabilities arising out of or resulting from (i) breaches of the representations, warranties and covenants contained in the Purchase Agreement and (ii) any claim or liability arising from the excluded assets. The indemnification obligations are subject to various limitations, including a general cap on liabilities arising from indemnification claims for most breaches of representations and warranties set at 20% of the final purchase price.
     The closing is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act and by the U.S. government’s Committee on Foreign Investment in the United States (commonly referred to as CFIUS), as well as approvals required by The People’s Republic of China.

Item 7.01.	Regulation FD Disclosure
     On December 14, 2010, Teledyne issued a press release announcing the entry into an agreement to sell Teledyne Continental Motors. A copy of this press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein. The information furnished pursuant to this Item 7.01 shall in no way be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit 99.1	Press Release dated December 14, 2010, announcing the entry into an agreement to sell Teledyne Continental Motors.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEDYNE TECHNOLOGIES INCORPORATED
By:	/s/ Dale A. Schnittjer
Dale A. Schnittjer
Senior Vice President and Chief Financial Officer

Dated: December 14, 2010

EXHIBIT INDEX
Description

Exhibit 99.1	Press Release dated December 14, 2010, announcing the entry into an agreement to sell Teledyne Continental Motors.